Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 16, 2021 relating to the financial statements of Affirm Holdings, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K for the year ended June 30, 2021.

/s/ Deloitte & Touche LLP
San Francisco, CA
September 17, 2021